October 15, 2014
Investors May Contact:
Lee McEntire, Bank of America, 1.980.388.6780
Jonathan Blum, Bank of America (Fixed Income), 1.212.449.3112
Reporters May Contact:
Jerry Dubrowski, Bank of America, 1.980.388.2840
jerome.f.dubrowski@bankofamerica.com

Bank of America Reports Third-quarter 2014 Net Income of $168 Million on Revenue of $21.4 Billion(A)

Loss of $0.01 per Share After Preferred Dividends

Results Include DoJ Settlement Costs of $5.3 Billion (Pretax)
or $0.43 per Share (After Tax)

Continued Business Momentum

•	Four of Five Businesses Report Higher Net Income Compared to Year-ago Quarter

•	Originated $14.9 Billion in Residential Home Loans and Home Equity Loans in Q3-14, Helping More Than 43,500 Homeowners Purchase a Home or Refinance a Mortgage

•	More Than 1.2 Million New Credit Cards Issued in Q3-14, With 64 Percent Going to Existing Relationship Customers

•	Global Wealth and Investment Management Reports Record Revenue and Record Earnings

•	Total Firmwide Investment Banking Fees up 4 Percent From Q3-13 to $1.4 Billion

•	Sales and Trading Revenue, Excluding Net DVA, up 9 Percent From Q3-13(B)

•	Noninterest Expense, Excluding Litigation, Down $1.1 Billion From Q3-13 to $14.2 Billion(C)

•	Credit Quality Continued to Improve With Net Charge-offs Down 38 Percent From Q3-13 to $1.0 Billion; Net Charge-off Ratio of 0.46 Percent Is Lowest in a Decade
Capital and Liquidity Measures Remain Strong

•	Estimated Common Equity Tier 1 Ratio Under Basel 3 (Standardized Approach, Fully Phased-in) 9.6 Percent in Q3-14; Advanced Approaches 9.6 Percent in Q3-14(D)

•	Estimated Supplementary Leverage Ratios Above 2018 Required Minimums, With Parent Company at Approximately 5.5 Percent and Primary Bank at Approximately 6.8 Percent(E)

•	Global Excess Liquidity Sources Remain Strong at $429 Billion, up $70 Billion From Q3-13; Time-to-required Funding at 38 Months

•	Tangible Book Value per Share Increased 4 Percent From Q3-13 to $14.13 per Share(F)

CHARLOTTE — Bank of America Corporation today reported net income of $168 million for the third quarter of 2014. After deducting dividends on preferred shares, the company reported a loss of $0.01 per share. The results include the previously announced pretax charge of $5.3 billion for the settlement with the Department of Justice, certain federal agencies and six states (DoJ Settlement), which impacted earnings per share by $0.43. Earnings in the year-ago period were $2.5 billion or $0.20 per diluted share.

Revenue, net of interest expense, on an FTE basis declined 1 percent from the third quarter of 2013 to $21.4 billion. Revenue, net of interest expense, on an FTE basis, excluding equity investment gains ($9 million in the third quarter of 2014 and $1.2 billion in the third quarter of 2013) and valuation adjustments related to changes in the company's credit spreads, increased 1 percent from the year-ago quarter to $21.2 billion from $21.0 billion(G).

“We saw solid customer and client activity and improved profitability in most of our businesses relative to the year-ago quarter,” said Chief Executive Officer Brian Moynihan. “We remain focused on streamlining and simplifying our company and connecting customers and clients with the real economy, an approach that is paying dividends for them and for our shareholders.”

"We continued to focus on optimizing the balance sheet this quarter so we can best serve the core financial needs of our customers and clients and still be in a position to meet new capital and liquidity requirements in an evolving regulatory framework," said Chief Financial Officer Bruce Thompson. "We also made significant progress on our cost structure, staying on track to meet the goals we established three years ago, and our credit quality metrics reflect both the improved environment and our risk underwriting."

Selected Financial Highlights

	Three Months Ended
(Dollars in millions, except per share data)	September 30 2014	June 30 2014	September 30 2013
Net interest income, FTE basis[1]	$10,444	$10,226	$10,479
Noninterest income	10,990	11,734	11,264
Total revenue, net of interest expense, FTE basis[1]	21,434	21,960	21,743
Total revenue, net of interest expense, FTE basis, excluding DVA[1,2]	21,229	21,891	22,187
Provision for credit losses	636	411	296
Noninterest expense[3]	19,742	18,541	16,389
Net income	$168	$2,291	$2,497
Diluted earnings (loss) per common share	$(0.01)	$0.19	$0.20

[1]
Fully taxable-equivalent (FTE) basis is a non-GAAP financial measure. For reconciliations to GAAP financial measures, refer to pages 22-24 of this press release. Net interest income on a GAAP basis was $10.2 billion, $10.0 billion and $10.3 billion for the three months ended September 30, 2014, June 30, 2014 and September 30, 2013, respectively. Total revenue, net of interest expense, on a GAAP basis was $21.2 billion, $21.7 billion and $21.5 billion for the three months ended September 30, 2014, June 30, 2014 and September 30, 2013, respectively.

[2]
Represents a non-GAAP financial measure. Net DVA gains (losses) were $205 million, $69 million and $(444) million for the three months ended September 30, 2014, June 30, 2014 and September 30, 2013, respectively.

[3]	Noninterest expense includes litigation expense of $5.6 billion, $4.0 billion and $1.1 billion for the three months ended September 30, 2014, June 30, 2014 and September 30, 2013, respectively.

Net interest income, on an FTE basis, was comparable to the year-ago quarter at $10.4 billion(A) as lower loan balances and yields were largely offset by reductions in long-term debt and improved funding costs.

Noninterest income was down 2 percent from the third quarter of 2013 to $11.0 billion.
Excluding net debit valuation adjustments (DVA) and equity investment income in both periods, noninterest income was up 2 percent from the year-ago quarter, as modest increases across most categories were largely offset by a decline in mortgage banking income(G).

The provision for credit losses increased $340 million from the third quarter of 2013 to $636 million, driven by $400 million in incremental credit costs associated with the consumer relief portion of the DoJ Settlement. Net charge-offs declined 38 percent from the third quarter of 2013 to $1.0 billion, with the net charge-off ratio falling to 0.46 percent in the third quarter of 2014 from 0.73 percent in the year-ago quarter. Including the incremental credit costs associated with the DoJ Settlement, the reserve release was $407 million in the third quarter of 2014, compared to a reserve release of $1.4 billion in the third quarter of 2013.

Noninterest expense was $19.7 billion, compared to $16.4 billion in the year-ago quarter, driven by higher mortgage-related litigation expense, partially offset by reduced personnel expense. Excluding litigation expense of $5.6 billion in the third quarter of 2014 and $1.1 billion in the year-ago quarter, noninterest expense decreased 7 percent from the year-ago quarter to $14.2 billion, reflecting continued progress by the company to realize cost savings in its Legacy Assets and Servicing business and, to a lesser degree, Project New BAC(C).

The effective tax rate for the third quarter of 2014 was driven by the non-deductible portion of the DoJ Settlement charge, partially offset by certain discrete tax benefits contributing approximately $0.04 of earnings per share, which included the resolution of certain tax examinations, and by recurring tax preference items. The effective tax rate for the third quarter of 2013 was primarily driven by a $1.1 billion negative impact on the company's deferred tax asset as a result of the change in the U.K. corporate income tax rate enacted in July.

At September 30, 2014, the company had 229,538 full-time employees, down 7 percent from the year-ago quarter and 2 percent below the second quarter of 2014.

Business Segment Results
The company reports results through five business segments: Consumer and Business Banking (CBB), Consumer Real Estate Services (CRES), Global Wealth and Investment Management (GWIM), Global Banking, and Global Markets, with the remaining operations recorded in All Other.

Consumer and Business Banking (CBB)

	Three Months Ended
(Dollars in millions)	September 30 2014	June 30 2014	September 30 2013
Total revenue, net of interest expense, FTE basis	$7,511	$7,371	$7,524
Provision for credit losses	617	534	761
Noninterest expense	3,979	3,984	3,967
Net income	$1,856	$1,797	$1,787
Return on average allocated capital[1]	25.0%	24.5%	23.7%
Average loans	$160,879	$160,240	$165,719
Average deposits	545,116	543,567	522,009
At period-end
Brokerage assets	$108,533	$105,926	$89,517

[1]
Return on average allocated capital is a non-GAAP financial measure. The company believes the use of this non-GAAP financial measure provides additional clarity in assessing the results of the segments. Other companies may define or calculate this measure differently. For reconciliation to GAAP financial measures, refer to pages 22-24 of this press release.

Business Highlights

•
Average deposit balances increased $23.1 billion, or 4 percent, from the year-ago quarter to $545.1 billion. The increase was primarily driven by growth in liquid products in the current low-rate environment.

•	Client brokerage assets increased $19.0 billion, or 21 percent, from the year-ago quarter to $108.5 billion, driven by increased account flows and market valuations.

•
Credit card issuance remained strong. The company issued 1.2 million new credit cards in the third quarter of 2014, up 15 percent from the 1.0 million cards issued in the year-ago quarter. Approximately 64 percent of these cards went to existing relationship customers during the third quarter of 2014.

•
The number of mobile banking customers increased 15 percent from the year-ago quarter to 16.1 million users, and 11 percent of deposit transactions by consumers were done through mobile compared to 8 percent in the year-ago quarter.

•	Return on average allocated capital was 25.0 percent in the third quarter of 2014, compared to 23.7 percent in the third quarter of 2013.

Financial Overview

Consumer and Business Banking reported net income of $1.9 billion, up $69 million, or 4 percent, from the year-ago quarter, driven by lower provision for credit losses. Revenue was relatively stable compared to the year-ago quarter, as lower net interest income resulting from lower loan balances and yields was partially offset by higher noninterest income due to higher service charges and card income.

The provision for credit losses decreased $144 million from the year-ago quarter to $617 million, driven by continued improvement in credit quality. Noninterest expense was $4.0 billion, in line with the year-ago quarter. The company reduced its retail footprint by another 76 banking centers during the third quarter of 2014 to 4,947 locations as a result of continued growth in mobile banking and other self-service customer touchpoints.

Consumer Real Estate Services (CRES)

	Three Months Ended
(Dollars in millions)	September 30 2014	June 30 2014	September 30 2013
Total revenue, net of interest expense, FTE basis	$1,093	$1,390	$1,577
Provision for credit losses	286	(20)	(308)
Noninterest expense[1]	7,275	5,895	3,403
Net loss	$(5,184)	$(2,798)	$(990)
Average loans and leases	87,971	88,257	88,406
At period-end
Loans and leases	$87,962	$88,156	$87,586
1 Noninterest expense includes litigation expense of $5.3 billion, $3.8 billion and $338 million for the three months ended September 30, 2014, June 30, 2014 and September 30, 2013.

Business Highlights

•
The company originated $11.7 billion in first-lien residential mortgage loans and $3.2 billion in home equity loans in the third quarter of 2014, compared to $11.1 billion and $2.6 billion, respectively, in the second quarter of 2014, and $22.6 billion and $1.8 billion, respectively, in the year-ago quarter.

•
The number of 60+ days delinquent first mortgage loans serviced by Legacy Assets and Servicing (LAS) declined 16 percent during the third quarter of 2014 to 221,000 loans from 263,000 loans at the end of the second quarter of 2014. Year-over-year, these loans are down 44 percent from 398,000 loans at the end of the third quarter of 2013.

•
Noninterest expense in LAS, excluding litigation, declined to $1.3 billion in the third quarter of 2014 from $1.4 billion in the second quarter of 2014 and $2.2 billion in the year-ago quarter as the company continued to focus on reducing the number of delinquent mortgage loans(H).

Financial Overview

Consumer Real Estate Services reported a loss of $5.2 billion for the third quarter of 2014, compared to a loss of $990 million for the same period in 2013, driven largely by the impact of the DoJ Settlement, including the non-deductible treatment of a portion of the settlement.

Revenue declined $484 million from the third quarter of 2013 to $1.1 billion, driven primarily by lower servicing fees due to a smaller servicing portfolio, lower mortgage servicing rights (MSR) results, net of hedges, and lower core production revenue due to fewer loan originations. These reductions were partially offset by lower representations and warranties provision compared to the year-ago quarter. Core production revenue decreased $172 million from the year-ago quarter to $293 million due primarily to lower volume.

The provision for credit losses increased $594 million from the year-ago quarter to $286 million, driven by $400 million in incremental costs associated with the consumer relief portion of the DoJ Settlement and a slower pace of credit quality improvement.

Noninterest expense increased $3.9 billion from the year-ago quarter to $7.3 billion due to a $5.0 billion increase in litigation expense primarily due to the DoJ Settlement, partially offset by lower LAS default-related staffing and other default-related servicing expenses, and lower Home Loans expenses as refinance demand slowed.

Global Wealth and Investment Management (GWIM)

	Three Months Ended
(Dollars in millions)	September 30 2014	June 30 2014	September 30 2013
Total revenue, net of interest expense, FTE basis	$4,666	$4,589	$4,390
Provision for credit losses	(15)	(8)	23
Noninterest expense	3,403	3,445	3,247
Net income	$813	$726	$720
Return on average allocated capital[1]	27.0%	24.4%	28.7%
Average loans and leases	$121,002	$118,512	$112,752
Average deposits	239,352	240,042	239,663
At period-end (dollars in billions)
Assets under management	$888.0	$878.7	$779.6
Total client balances[2]	2,462.1	2,468.2	2,283.4

[1]
Return on average allocated capital is a non-GAAP financial measure. The company believes the use of this non-GAAP financial measure provides additional clarity in assessing the results of the segments. Other companies may define or calculate this measure differently. For reconciliation to GAAP financial measures, refer to pages 22-24 of this press release.

[2]	Total client balances are defined as assets under management, client brokerage assets, assets in custody, client deposits and loans (including margin receivables).

Business Highlights

•
Client balances increased 8 percent from the year-ago quarter to $2.46 trillion, driven by higher market levels and net inflows. Third-quarter 2014 long-term assets under management (AUM) flows of $11.2 billion were the 21st consecutive quarter of positive flows.

•
GWIM successfully completed the national rollout of Merrill Lynch One, a new investment management platform that offers a single view of clients' holdings across all of their accounts. As of September 30, 2014, more than $157 billion in AUM, including $37 billion in new balances, and more than 400,000 accounts were on this platform.

•	Asset management fees grew to a record $2.0 billion, up 19 percent from the year-ago quarter.

•	Average loan balances increased 7 percent from the year-ago quarter to $121.0 billion from $112.8 billion.

•	Pretax margin was 27.4 percent in the third quarter of 2014, compared to the year-ago margin of 25.5 percent, marking the seventh straight quarter over 25 percent.

Financial Overview

Global Wealth and Investment Management reported record net income of $813 million, compared to $720 million in the third quarter of 2013. Revenue increased 6 percent from the year-ago quarter to a record $4.7 billion, driven by higher noninterest income related to improved market valuation and long-term AUM flows.

The provision for credit losses decreased $38 million from the year-ago quarter to a benefit of $15 million primarily as a result of improved asset quality. Noninterest expense increased 5 percent to $3.4 billion, driven by higher revenue-related incentive compensation and other volume-related expenses.

Return on average allocated capital was 27.0 percent in the third quarter of 2014, down from 28.7 percent in the year-ago quarter, as improved earnings were more than offset by increased allocated capital.

Global Banking

	Three Months Ended
(Dollars in millions)	September 30 2014	June 30 2014	September 30 2013
Total revenue, net of interest expense, FTE basis	$4,093	$4,179	$4,008
Provision for credit losses	(32)	132	322
Noninterest expense	1,904	1,900	1,923
Net income	$1,414	$1,352	$1,137
Return on average allocated capital[1]	18.1%	17.5%	19.6%
Average loans and leases	$267,047	$271,417	$260,085
Average deposits	265,721	258,937	239,189

[1]
Return on average allocated capital is a non-GAAP financial measure. The company believes the use of this non-GAAP financial measure provides additional clarity in assessing the results of the segments. Other companies may define or calculate this measure differently. For reconciliation to GAAP financial measures, refer to pages 22-24 of this press release.

Business Highlights

•	Firmwide investment banking fees rose 4 percent from the third quarter of 2013 to $1.4 billion.

•
Bank of America Merrill Lynch (BAML) ranked among the top three financial institutions globally in leveraged loans, asset-backed securities, investment grade corporate debt and syndicated loans during the third quarter of 2014(I).

•
Average loan and lease balances increased $7.0 billion, or 3 percent, from the year-ago quarter, to $267.0 billion, with growth mainly driven by the commercial and industrial, and commercial real estate loan portfolios.

•	Average deposits increased $26.5 billion, or 11 percent, from the year-ago quarter to $265.7 billion primarily due to increased client liquidity and international growth.

Financial Overview

Global Banking reported net income of $1.4 billion in the third quarter of 2014, up $277 million, or 24 percent, from the year-ago quarter, driven primarily by a reduction in the provision for credit losses and an increase in revenue. Revenue of $4.1 billion was up 2 percent from the third quarter of 2013, reflecting higher investment banking fees and net interest income.

The provision for credit losses was a benefit of $32 million in the third quarter of 2014, compared to a provision of $322 million in the year-ago quarter when the company increased reserves due to loan growth. Noninterest expense decreased $19 million, or 1 percent, from the year-ago quarter to $1.9 billion.

Return on average allocated capital was 18.1 percent in the third quarter of 2014, down from 19.6 percent in the year-ago quarter, as growth in earnings was more than offset by increased capital allocations.

Global Markets1

	Three Months Ended
(Dollars in millions)	September 30 2014	June 30 2014	September 30 2013
Total revenue, net of interest expense, FTE basis	$4,136	$4,583	$3,219
Total revenue, net of interest expense, FTE basis, excluding net DVA[2]	3,931	4,514	3,663
Provision for credit losses	45	19	47
Noninterest expense	2,936	2,863	2,881
Net income (loss)	$769	$1,100	$(875)
Net income, excluding net DVA and U.K. tax[2]	$641	$1,057	$531
Return on average allocated capital[3,4]	9.0%	13.0%	n/m
Total average assets	$599,893	$617,103	$602,565

[1]
During 2014, the management of structured liabilities and the associated DVA were moved into Global Markets from All Other to better align the performance risk of these instruments. As such, net DVA represents the combined total of net DVA on derivatives and structured liabilities. Prior periods have been reclassified to conform to current period presentation.

[2]
Represents a non-GAAP financial measure. Net DVA gains (losses) were $205 million, $69 million and $(444) million for the three months ended September 30, 2014, June 30, 2014 and September 30, 2013, respectively. The impact of the U.K. corporate tax rate adjustment on the deferred tax asset was $1.1 billion for the three months ended September 30, 2013.

[3]
The return on average allocated capital for the three months ended September 30, 2013 was not meaningful due to the U.K. corporate tax rate adjustment and net DVA. Excluding these items, the return on average allocated capital was 7.0 percent.

[4]
Return on average allocated capital is a non-GAAP financial measure. The company believes the use of this non-GAAP financial measure provides additional clarity in assessing the results of the segments. Other companies may define or calculate this measure differently. For reconciliation to GAAP financial measures, refer to pages 22-24 of this press release.

Business Highlights

•	Fixed Income, Currency and Commodities (FICC) sales and trading revenue, excluding net DVA, increased 11 percent from the year-ago quarter to $2.2 billion(J).

•	Equities sales and trading revenue, excluding net DVA, increased 6 percent from the year-ago quarter to $1.0 billion(K).

Financial Overview

Global Markets reported net income of $769 million in the third quarter of 2014, compared to a loss of $875 million in the year-ago quarter. Excluding net DVA in both periods and the impact of the U.K. corporate tax rate adjustment on the deferred tax asset in the prior year, net income increased $110 million, or 21 percent, to $641 million(L).

Revenue increased $917 million, or 28 percent, from the year-ago quarter to $4.1 billion. Excluding net DVA, revenue increased $268 million, or 7 percent, to $3.9 billion reflecting improved performance across FICC and Equities sales and trading(L). Net DVA gains were $205 million, compared to losses of $444 million in the year-ago quarter.

Fixed Income, Currency and Commodities sales and trading revenue, excluding net DVA, increased 11 percent from the year-ago quarter, driven by strong results in currencies due to increased volatility in the period as well as gains in mortgages and commodities(J). Equities sales and trading revenue, excluding net DVA, increased 6 percent, from the year-ago quarter, driven by increased client financing revenue(K).

Noninterest expense of $2.9 billion increased $55 million from the year-ago quarter, driven by higher revenue-related incentives.

All Other1

	Three Months Ended
(Dollars in millions)	September 30 2014	June 30 2014	September 30 2013
Total revenue, net of interest expense, FTE basis[2,3]	$(65)	$(152)	$1,025
Provision for credit losses	(265)	(246)	(549)
Noninterest expense	245	454	968
Net income	$500	$114	$718
Total average loans	199,403	210,575	232,525

[1]
All Other consists of ALM activities, equity investments, the international consumer card business, liquidating businesses and other. ALM activities encompass the whole-loan residential mortgage portfolio and investment securities, interest rate and foreign currency risk management activities including the residual net interest income allocation, the impact of certain allocation methodologies and accounting hedge ineffectiveness.

[2]
Revenue includes equity investment income (loss) of $(51) million, $56 million and $1.1 billion for the three months ended September 30, 2014, June 30, 2014 and September 30, 2013, respectively, and gains on sales of debt securities of $410 million, $382 million and $347 million for the three months ended September 30, 2014, June 30, 2014 and September 30, 2013, respectively.

[3]
During 2014, the management of structured liabilities and the associated DVA were moved into Global Markets from All Other to better align the performance risk of these instruments. Prior periods have been reclassified to conform to current period presentation.

All Other reported net income of $500 million in the third quarter of 2014, compared to net income of $718 million for the same period a year ago.

Noninterest income declined $1.1 billion from the year-ago quarter, reflecting lower equity investment income and an increase in the payment protection insurance provision in the U.K. credit card business in the third quarter of 2014. The decline in equity investment income was largely driven by a $753 million pretax gain on the sale of the company's remaining shares of China Construction Bank in the year-ago quarter.

Provision for credit losses was a benefit of $265 million, compared to a benefit of $549 million in the year-ago quarter, driven primarily by a slower pace of credit quality improvement related to the residential mortgage portfolio. Income tax expense was a benefit of $545 million in the third quarter of 2014, and included the resolution of certain tax matters.

Noninterest expense declined as a result of lower litigation expense and lower personnel expense compared with the year-ago quarter.

Credit Quality

	Three Months Ended
(Dollars in millions)	September 30 2014	June 30 2014	September 30 2013
Provision for credit losses	$636	$411	$296
Net charge-offs[1]	1,043	1,073	1,687
Net charge-off ratio[1,2]	0.46%	0.48%	0.73%
Net charge-off ratio, excluding the PCI loan portfolio[2]	0.48	0.49	0.75
Net charge-off ratio, including PCI write-offs[2]	0.57	0.55	0.92
At period-end
Nonperforming loans, leases and foreclosed properties	$14,232	$15,300	$20,028
Nonperforming loans, leases and foreclosed properties ratio[3]	1.61%	1.70%	2.17%
Allowance for loan and lease losses	$15,106	$15,811	$19,432
Allowance for loan and lease losses ratio[4]	1.71%	1.75%	2.10%

[1]	Excludes write-offs of PCI loans of $246 million, $160 million and $443 million for the three months ended September 30, 2014, June 30, 2014 and September 30, 2013, respectively.

[2]	Net charge-off ratios are calculated as annualized net charge-offs divided by average outstanding loans and leases during the period; quarterly results are annualized.

[3]
Nonperforming loans, leases and foreclosed properties ratios are calculated as nonperforming loans, leases and foreclosed properties divided by outstanding loans, leases and foreclosed properties at the end of the period.

[4]	Allowance for loan and lease losses ratios are calculated as allowance for loan and lease losses divided by loans and leases outstanding at the end of the period.
Note: Ratios do not include loans accounted for under the fair value option.

Credit quality continued to improve in the third quarter of 2014 with net charge-offs declining across most major portfolios when compared to the year-ago quarter. The number of 30+ days performing delinquent loans, excluding fully-insured loans, declined across all consumer portfolios from the year-ago quarter, remaining at record low levels in the U.S. credit card portfolio. Additionally, reservable criticized balances and nonperforming loans, leases and foreclosed properties continued to decline, down 16 percent and 29 percent, respectively, from the year-ago period.

Net charge-offs were $1.0 billion in the third quarter of 2014, down from $1.1 billion in the second quarter of 2014 and $1.7 billion in the third quarter of 2013. The provision for credit losses increased to $636 million in the third quarter of 2014 from $296 million in the third quarter of 2013, driven by $400 million in incremental costs associated with the consumer relief portion of the DoJ Settlement. During the third quarter of 2014, the reserve release was $407 million compared to a reserve release of $1.4 billion in the third quarter of 2013.

The allowance for loan and lease losses to annualized net charge-off coverage ratio was 3.65 times in the third quarter of 2014, compared with 3.67 times in the second quarter of 2014 and 2.90 times in the third quarter of 2013. The increase from the year-ago quarter was due to the improvement in net charge-offs discussed above. The allowance to annualized net charge-off coverage ratio, excluding the purchased credit-impaired (PCI) portfolio, was 3.27 times, 3.25 times and 2.42 times for the same periods, respectively.

Nonperforming loans, leases and foreclosed properties were $14.2 billion at September 30, 2014, a decrease from $15.3 billion at June 30, 2014 and $20.0 billion at September 30, 2013.

Capital and Liquidity Management1,2,3

(Dollars in billions)	At September 30 2014	At June 30 2014
Basel 3 Transition (under standardized approach)
Common equity tier 1 capital - Basel 3	$152.9	$153.6
Risk-weighted assets	1,271.6	1,284.9
Common equity tier 1 capital ratio - Basel 3	12.0%	12.0%
Basel 3 Fully Phased-in (under standardized approach)[3]
Common equity tier 1 capital - Basel 3	$135.5	$137.2
Risk-weighted assets	1,418.2	1,436.8
Common equity tier 1 capital ratio - Basel 3	9.6%	9.5%

(Dollars in millions, except per share information)	At September 30 2014	At June 30 2014	At September 30 2013
Tangible common equity ratio[4]	7.24%	7.14%	7.08%
Total shareholders’ equity	$239,081	$237,411	$232,282
Common equity ratio	10.41%	10.25%	10.30%
Tangible book value per share[4]	$14.13	$14.24	$13.62
Book value per share	21.03	21.16	20.50

[1]	Regulatory capital ratios are preliminary.

[2]
On January 1, 2014, the Basel 3 rules became effective, subject to transition provisions primarily related to regulatory deductions and adjustments impacting common equity tier 1 capital and tier 1 capital.

[3]
Basel 3 common equity tier 1 capital and risk-weighted assets on a fully phased-in basis are non-GAAP financial measures. For reconciliations to GAAP financial measures, refer to page 18 of this press release. The company's fully phased-in Basel 3 estimates are based on its current understanding of the Standardized and Advanced approaches under the Basel 3 rules, assuming all relevant regulatory model approvals, except for the potential reduction to risk-weighted assets resulting from removal of the Comprehensive Risk Measure surcharge. The Basel 3 rules require approval by banking regulators of certain models used as part of risk-weighted asset calculations. If these models are not approved, the company's capital ratio would likely be adversely impacted, which in some cases could be significant.

[4]	Tangible common equity ratio and tangible book value per share are non-GAAP financial measures. For reconciliations to GAAP financial measures, refer to pages 22-24 of this press release.

The common equity tier 1 capital ratio under the Basel 3 Standardized Transition approach for measuring risk-weighted assets was 12.0 percent at September 30, 2014, and June 30, 2014.

While the Basel 3 fully phased-in Standardized and fully phased-in Advanced approaches do not go into effect until 2018, the company is providing the following estimates for comparative purposes.

The estimated common equity tier 1 capital ratio under the Basel 3 Standardized approach on a fully phased-in basis was 9.6 percent at September 30, 2014, compared to 9.5 percent at June 30, 2014(D).

The estimated common equity tier 1 capital ratio under the Basel 3 Advanced approaches on a fully phased-in basis was 9.6 percent at September 30, 2014, compared to 9.9 percent at June 30, 2014(D).

On September 3, 2014, U.S. banking regulators adopted a final rule to revise the definition and scope of the denominator of the supplementary leverage ratio (SLR). The final rule prescribes the calculation of total leverage exposure, the frequency of calculation and required disclosures(E).

At September 30, 2014, the estimated SLR for the parent company was approximately 5.5 percent, which exceeds the 5.0 percent minimum for bank holding companies. On October 1, Bank of America successfully completed the merger of FIA Card Services, National Association (FIA) into Bank of America, National Association (BANA) in line with the company's strategy to streamline and simplify the legal entity structure. The estimated pro-forma SLR for the combined entity was approximately 6.8 percent at September 30, 2014(E).

At September 30, 2014, Global Excess Liquidity Sources totaled $429 billion, compared to $431 billion at June 30, 2014 and $359 billion at September 30, 2013. Time-to-required funding was 38 months at September 30, 2014, compared to 38 months at June 30, 2014 and 35 months at September 30, 2013.

Period-end assets declined $47 billion from the prior quarter to $2.1 trillion, primarily reflecting continued efforts to optimize the balance sheet for liquidity and reductions in both market and credit risk. During the quarter, the company shifted certain less liquid residential mortgage loans to more liquid debt securities. In addition the company reduced trading-related assets and sold $2.5 billion in nonperforming and delinquent loans during the third quarter of 2014.

Period-end common shares issued and outstanding were 10.52 billion at both September 30, 2014 and June 30, 2014, and 10.68 billion at September 30, 2013.

Tangible book value per share(F) was $14.13 at September 30, 2014, compared to $14.24 at June 30, 2014 and $13.62 at September 30, 2013. Book value per share was $21.03 at September 30, 2014, compared to $21.16 at June 30, 2014 and $20.50 at September 30, 2013.
------------------------------
End Notes

(A)
Fully taxable-equivalent (FTE) basis is a non-GAAP financial measure. For reconciliation to GAAP financial measures, refer to pages 22-24 of this press release. Net interest income on a GAAP basis was $10.2 billion, $10.0 billion and $10.3 billion for the three months ended September 30, 2014, June 30, 2014 and September 30, 2013, respectively. Net interest income on an FTE basis excluding market-related adjustments represents a non-GAAP financial measure. Market-related adjustments of premium amortization expense and hedge ineffectiveness were ($0.1) billion, ($0.2) billion, and $0.0 billion for the three months ended September 30, 2014, June 30, 2014 and September 30, 2013, respectively. Total revenue, net of interest expense, on a GAAP basis was $21.2 billion, $21.7 billion and $21.5 billion for the three months ended September 30, 2014, June 30, 2014 and September 30, 2013, respectively.

(B)
Sales and trading revenue excluding the impact of net DVA is a non-GAAP financial measure. Net DVA gains (losses) were $205 million, $69 million and $(444) million for the three months ended September 30, 2014, June 30, 2014 and September 30, 2013, respectively. In the first quarter of 2014, the management of structured liabilities and the associated DVA were moved into Global Markets from All Other to better align the performance risk of these instruments. As such, net DVA represents the combined total of net DVA on derivatives and structured liabilities. Prior periods have been reclassified to conform to current period presentation.

(C)
Noninterest expense excluding litigation is a non-GAAP financial measure. Noninterest expense including litigation was $19.7 billion, $18.5 billion and $16.4 billion for the three months ended September 30, 2014, June 30, 2014 and September 30, 2013, respectively. Noninterest expense excluding litigation was $14.2 billion, $14.6 billion and $15.3 billion for the three months ended September 30, 2014, June 30, 2014 and September 30, 2013, respectively. Litigation expense was $5.6 billion, $4.0 billion and $1.1 billion for the three months ended September 30, 2014, June 30, 2014 and September 30, 2013, respectively.

(D)
Basel 3 common equity tier 1 capital and risk-weighted assets on a fully phased-in basis are non-GAAP financial measures. For reconciliation to GAAP financial measures, refer to page 18 of this press release. The company's fully phased-in Basel 3 estimates are based on its current understanding of the Standardized and Advanced approaches under the Basel 3 rules, assuming all relevant regulatory model approvals, except for the potential reduction to risk-weighted assets resulting from removal of the Comprehensive Risk Measure surcharge. These estimates will evolve over time as the company’s businesses change and as a result of further rulemaking or clarification by U.S. regulatory agencies. The Basel 3 rules require approval by banking regulators of certain models used as part of risk-weighted asset calculations. If these models are not approved, the company's capital ratio would likely be adversely impacted, which in some cases could be significant. The company continues to evaluate the potential impact of proposed rules and anticipates it will be in compliance with any final rules by the proposed effective dates.

(E)
The supplementary leverage ratio is based on estimates from our current understanding of recently finalized rules issued by banking regulators on September 3, 2014. The estimated ratio is measured using quarter-end tier 1 capital calculated under Basel 3 on a fully phased-in basis. The denominator is calculated as the daily average of the sum of on-balance sheet assets as well as the simple average of certain off-balance sheet exposures at the end of each month in the quarter, including, among other items, derivatives and securities financing transactions. The primary bank SLR is on a pro-forma basis to reflect the October 1, 2014 merger of FIA Card Services, National Association (FIA) into Bank of America, National Association (BANA), our primary banking subsidiary. The estimated primary bank SLR for both FIA Card Services, National Association (FIA) and Bank of America, National Association (BANA) on a reported basis was above 6.0 percent at September 30, 2014.

(F)
Tangible book value per share of common stock is a non-GAAP financial measure. Other companies may define or calculate this measure differently. Book value per share was $21.03 at September 30, 2014, compared to $21.16 at June 30, 2014 and $20.50 at September 30, 2013. For more information, refer to pages 22-24 of this press release.

(G)
Revenue, net of interest expense, on an FTE basis, excluding DVA and equity investment gains; and noninterest income excluding DVA and equity investment gains, are non-GAAP financial measures. Total revenue, net of interest expense, on an FTE basis was $21.4 billion and $21.7 billion for the three months ended September 30, 2014 and September 30, 2013, respectively. Noninterest income was $11.0 billion and $11.3 billion for the three months ended September 30, 2014 and September 30, 2013, respectively. Net DVA gains (losses) were $205 million and $(444) million for the three months ended September 30, 2014 and September 30, 2013, respectively. Equity investment gains were $9 million and $1.2 billion for the three months ended September 30, 2014 and September 30, 2013, respectively.

(H)
Legacy Assets and Servicing (LAS) noninterest expense, excluding litigation, is a non-GAAP financial measure. LAS noninterest expense was $6.6 billion, $5.2 billion and $2.5 billion for the three months ended September 30, 2014, June 30, 2014 and September 30, 2013, respectively. LAS litigation expense was $5.3 billion, $3.8 billion and $336 million in the three months ended September 30, 2014, June 30, 2014 and September 30, 2013, respectively.

(I)	Rankings per Dealogic as of October 1, 2014.

(J)
FICC sales and trading revenue, excluding net DVA is a non-GAAP financial measure. Net DVA included in FICC revenue was gains (losses) of $134 million, $56 million and $(393) million for the three months ended September 30, 2014, June 30, 2014 and September 30, 2013, respectively.

(K)
Equity sales and trading revenue, excluding net DVA is a non-GAAP financial measure. Equities net DVA gains (losses) were $71 million, $13 million and $(51) million for the three months ended September 30, 2014, June 30, 2014 and September 30, 2013, respectively.

(L)
Global Markets revenue excluding net DVA, and net income excluding net DVA and the impact of the U.K. corporate tax rate adjustment on the deferred tax asset in the third quarter of 2013, are non-GAAP financial measures. Net DVA gains (losses) were $205 million and $(444) million for the three months ended September 30, 2014 and September 30, 2013, respectively. The impact of the U.K. corporate tax rate adjustment on the deferred tax asset was $1.1 billion for the three months ended September 30, 2013.

Note: Chief Executive Officer Brian Moynihan and Chief Financial Officer Bruce Thompson will discuss third-quarter 2014 results in a conference call at 8:30 a.m. ET today.
The presentation and supporting materials can be accessed on the Bank of America Investor Relations website at http://investor.bankofamerica.com. For a listen-only connection to the conference call, dial 1.877.200.4456 (U.S.) or 1.785.424.1732 (international), and the conference ID is: 79795. Please dial in 10 minutes prior to the start of the call.
A replay will be available via webcast through the Bank of America Investor Relations website. A replay will also be available beginning at noon on October 16 through midnight, October 24 by telephone at 800.753.8546 (U.S.) or 1.402.220.0685 (international).

Bank of America
Bank of America is one of the world's largest financial institutions, serving individual consumers, small businesses, middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 48 million consumer and small business relationships with approximately 4,900 retail banking offices and approximately 15,700 ATMs and award-winning online banking with 31 million active users and more than 16 million mobile users. Bank of America is among the world's leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 3 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients through operations in more than 40 countries. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange.

Forward-looking Statements
Bank of America and its management may make certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “hopes,” “estimates,” “intends,” “plans,” “goals,” “believes,” “continue” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.” The forward-looking statements made represent Bank of America's current expectations, plans or forecasts of its future results and revenues, and future business and economic conditions more generally, and other matters. These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions that are difficult to predict and are often beyond Bank of America's control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements.

You should not place undue reliance on any forward-looking statement and should consider the following uncertainties and risks, as well as the risks and uncertainties more fully discussed under Item 1A. Risk Factors of Bank of America's 2013 Annual Report on Form 10-K, and in any of Bank of America's subsequent Securities and Exchange Commission filings: the Company's ability to resolve representations and warranties repurchase claims made by monolines and private-label and other investors, including as a result of any adverse court rulings, and the chance that the Company could face related servicing, securities, fraud, indemnity or other claims from one or more counterparties, including monolines or private-label and other investors; the possibility that final court approval of negotiated settlements is not obtained; the possibility that the court decision with respect to the BNY Mellon Settlement is overturned on appeal in whole or in part; potential claims, damages, penalties and fines resulting from pending or future litigation and regulatory proceedings; the possibility that the European Commission will impose remedial measures in relation to its investigation of the Company's competitive practices; the possible outcome of LIBOR, other reference rate and foreign exchange inquiries and investigations; the possibility that future representations and warranties losses may occur in excess of the Company's recorded liability and estimated range of possible loss for its representations and warranties exposures; the possibility that the Company may not collect mortgage insurance claims; the possibility that future claims, damages, penalties and fines may occur in excess of the Company’s recorded liability and estimated range of possible losses for litigation exposures; uncertainties about the financial stability and growth rates of non-U.S. jurisdictions, the risk that those jurisdictions may face difficulties servicing their sovereign debt, and related stresses on financial markets, currencies and trade, and the Company's exposures to such risks, including direct, indirect and operational; uncertainties related to the timing and pace of Federal Reserve tapering of quantitative easing, and the impact on global interest rates, currency exchange rates, and economic conditions in a number of countries; the possibility of future inquiries or investigations regarding pending or completed foreclosure activities; the possibility that unexpected foreclosure delays could impact the rate of decline of default-related servicing costs; uncertainty regarding timing and the potential impact of regulatory capital and liquidity requirements (including Basel 3); the negative impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act on the Company's businesses and earnings, including as a result of additional regulatory interpretation and rulemaking and the success of the Company's actions to mitigate such impacts; the potential impact of implementing and conforming to the Volcker Rule; the potential impact of future derivative regulations; adverse changes to the Company's credit ratings from the major credit rating agencies; estimates of the fair value of certain of the Company's assets and liabilities; reputational damage that may result from negative publicity, fines and penalties from regulatory violations and judicial proceedings; the Company's ability to fully realize the anticipated cost savings in Legacy Assets and Servicing, including in accordance with currently anticipated timeframes; a failure in or breach of the Company’s operational or security systems or infrastructure, or those of third parties with which we do business, including as a result of cyber attacks; the impact on the Company's business, financial condition and results of operations of a potential higher interest rate environment; and other similar matters.

Forward-looking statements speak only as of the date they are made, and Bank of America undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

BofA Global Capital Management Group, LLC (BofA Global Capital Management) is an asset management division of Bank of America Corporation. BofA Global Capital Management entities furnish investment management services and products for institutional and individual investors.

Bank of America Merrill Lynch is the marketing name for the global banking and global markets businesses of Bank of America Corporation. Lending, derivatives and other commercial banking activities are performed by banking affiliates of Bank of America Corporation, including Bank of America, N.A., member FDIC. Securities, financial advisory and other investment banking activities are performed by investment banking affiliates of Bank of America Corporation (Investment Banking Affiliates), including Merrill Lynch, Pierce, Fenner & Smith Incorporated, which are registered broker-dealers and members of FINRA and SIPC. Investment products offered by Investment Banking Affiliates: Are Not FDIC Insured * May Lose Value * Are Not Bank Guaranteed. Bank of America Corporation's broker-dealers are not banks and are separate legal entities from their bank affiliates. The obligations of the broker-dealers are not obligations of their bank affiliates (unless explicitly stated otherwise), and these bank affiliates are not responsible for securities sold, offered or recommended by the broker-dealers. The foregoing also applies to other non-bank affiliates.

For more Bank of America news, visit the Bank of America newsroom at http://newsroom.bankofamerica.com.

www.bankofamerica.com

Bank of America Corporation and Subsidiaries
Selected Financial Data
(Dollars in millions, except per share data; shares in thousands)

Summary Income Statement	Nine Months Ended September 30		Third Quarter 2014	Second Quarter 2014	Third Quarter 2013
	2014	2013
Net interest income	$30,317	$31,479	$10,219	$10,013	$10,266
Noninterest income	35,205	35,975	10,990	11,734	11,264
Total revenue, net of interest expense	65,522	67,454	21,209	21,747	21,530
Provision for credit losses	2,056	3,220	636	411	296
Noninterest expense	60,521	51,907	19,742	18,541	16,389
Income before income taxes	2,945	12,327	831	2,795	4,845
Income tax expense	762	4,335	663	504	2,348
Net income	$2,183	$7,992	$168	$2,291	$2,497
Preferred stock dividends	732	1,093	238	256	279
Net income (loss) applicable to common shareholders	$1,451	$6,899	$(70)	$2,035	$2,218

Common shares issued	25,218	44,664	69	224	184
Average common shares issued and outstanding	10,531,688	10,764,216	10,515,790	10,519,359	10,718,918
Average diluted common shares issued and outstanding (1)	10,587,841	11,523,649	10,515,790	11,265,123	11,482,226

Summary Average Balance Sheet
Total debt securities	$345,194	$342,278	$359,653	$345,889	$327,493
Total loans and leases	910,360	914,888	899,241	912,580	923,978
Total earning assets	1,819,247	1,826,575	1,813,482	1,840,850	1,789,045
Total assets	2,148,298	2,173,164	2,136,109	2,169,555	2,123,430
Total deposits	1,124,777	1,082,005	1,127,488	1,128,563	1,090,611
Common shareholders' equity	222,593	217,922	222,372	222,215	216,766
Total shareholders' equity	236,801	234,126	238,038	235,797	230,392

Performance Ratios
Return on average assets	0.14%	0.49%	0.03%	0.42%	0.47%
Return on average tangible common shareholders' equity (2)	1.30	6.40	n/m	5.47	6.15

Per common share information
Earnings (loss)	$0.14	$0.64	$(0.01)	$0.19	$0.21
Diluted earnings (loss) (1)	0.14	0.62	(0.01)	0.19	0.20
Dividends paid	0.07	0.03	0.05	0.01	0.01
Book value	21.03	20.50	21.03	21.16	20.50
Tangible book value (2)	14.13	13.62	14.13	14.24	13.62

			September 30 2014	June 30 2014	September 30 2013
Summary Period-End Balance Sheet
Total debt securities			$368,124	$352,883	$320,998
Total loans and leases			891,315	911,899	934,392
Total earning assets			1,783,051	1,830,546	1,795,946
Total assets			2,123,613	2,170,557	2,126,653
Total deposits			1,111,981	1,134,329	1,110,118
Common shareholders' equity			221,168	222,565	218,967
Total shareholders' equity			239,081	237,411	232,282
Common shares issued and outstanding			10,515,894	10,515,825	10,683,282

Credit Quality	Nine Months Ended September 30		Third Quarter 2014	Second Quarter 2014	Third Quarter 2013
	2014	2013
Total net charge-offs	$3,504	$6,315	$1,043	$1,073	$1,687
Net charge-offs as a percentage of average loans and leases outstanding (3)	0.52%	0.93%	0.46%	0.48%	0.73%
Provision for credit losses	$2,056	$3,220	$636	$411	$296

			September 30 2014	June 30 2014	September 30 2013

Total nonperforming loans, leases and foreclosed properties (4)			$14,232	$15,300	$20,028
Nonperforming loans, leases and foreclosed properties as a percentage of total loans, leases and foreclosed properties (3)			1.61%	1.70%	2.17%
Allowance for loan and lease losses			$15,106	$15,811	$19,432
Allowance for loan and lease losses as a percentage of total loans and leases outstanding (3)			1.71%	1.75%	2.10%

For footnotes, see page 18.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Selected Financial Data (continued)
(Dollars in millions)

	Basel 3 Transition		Basel 1
Capital Management	September 30 2014	June 30 2014	September 30 2013

Risk-based capital metrics (5, 6):
Common equity tier 1 capital	$152,852	$153,582	n/a
Tier 1 common capital	n/a	n/a	$139,410
Common equity tier 1 capital ratio	12.0%	12.0%	n/a
Tier 1 common capital ratio (7)	n/a	n/a	10.8%
Tier 1 leverage ratio	7.9	7.7	7.6

Tangible equity ratio (8)	8.12	7.85	7.73
Tangible common equity ratio (8)	7.24	7.14	7.08

Regulatory Capital Reconciliations (5, 6)	September 30 2014	June 30 2014
Regulatory capital – Basel 3 transition to fully phased-in
Common equity tier 1 capital (transition)	$152,852	$153,582
Adjustments and deductions recognized in Tier 1 capital during transition	(10,191)	(10,547)
Other adjustments and deductions phased in during transition	(7,115)	(5,852)
Common equity tier 1 capital (fully phased-in)	$135,546	$137,183

	September 30 2014	June 30 2014
Risk-weighted assets – As reported to Basel 3 (fully phased-in)
As reported risk-weighted assets	$1,271,605	$1,284,924
Change in risk-weighted assets from reported to fully phased-in	146,581	151,901
Basel 3 Standardized approach risk-weighted assets (fully phased-in)	1,418,186	1,436,825
Change in risk-weighted assets for advanced models	(8,369)	(49,390)
Basel 3 Advanced approaches risk-weighted assets (fully phased-in)	$1,409,817	$1,387,435

Regulatory capital ratios
Basel 3 Standardized approach common equity tier 1 (transition)	12.0%	12.0%
Basel 3 Standardized approach common equity tier 1 (fully phased-in)	9.6	9.5
Basel 3 Advanced approaches common equity tier 1 (fully phased-in)	9.6	9.9

(1)
The diluted earnings (loss) per common share excludes the effect of any equity instruments that are antidilutive to earnings per share. There were no potential common shares that were dilutive in the third quarter of 2014 because of the net loss applicable to common shareholders.

(2)
Return on average tangible common shareholders' equity and tangible book value per share of common stock are non-GAAP financial measures. We believe the use of these non-GAAP financial measures provides additional clarity in assessing the results of the Corporation. Other companies may define or calculate non-GAAP financial measures differently. See Reconciliations to GAAP Financial Measures on pages 22-24.

(3)	Ratios do not include loans accounted for under the fair value option during the period. Charge-off ratios are annualized for the quarterly presentation.

(4)
Balances do not include past due consumer credit card, consumer loans secured by real estate where repayments are insured by the Federal Housing Administration and individually insured long-term stand-by agreements (fully-insured home loans), and in general, other consumer and commercial loans not secured by real estate; purchased credit-impaired loans even though the customer may be contractually past due; nonperforming loans held-for-sale; nonperforming loans accounted for under the fair value option; and nonaccruing troubled debt restructured loans removed from the purchased credit-impaired portfolio prior to January 1, 2010.

(5)	Regulatory capital ratios are preliminary.

(6)
On January 1, 2014, the Basel 3 rules became effective, subject to transition provisions primarily related to regulatory deductions and adjustments impacting common equity tier 1 capital and Tier 1 capital. We reported under Basel 1 (which included the Market Risk Final Rules) at September 30, 2013. Basel 3 common equity tier 1 capital and risk-weighted assets on a fully phased-in basis are non-GAAP financial measures. For reconciliations to GAAP financial measures, see above. The company's fully phased-in Basel 3 estimates are based on its current understanding of the Standardized and Advanced approaches under the Basel 3 rules, assuming all relevant regulatory model approvals, except for the potential reduction to risk-weighted assets resulting from removal of the Comprehensive Risk Measure surcharge. The Basel 3 rules require approval by banking regulators of certain models used as part of risk-weighted asset calculations. If these models are not approved, the company's capital ratio would likely be adversely impacted, which in some cases could be significant.

(7)	Tier 1 common capital ratio equals Tier 1 capital excluding preferred stock, trust preferred securities, hybrid securities and minority interest divided by risk-weighted assets.

(8)
Tangible equity ratio equals period-end tangible shareholders' equity divided by period-end tangible assets. Tangible common equity ratio equals period-end tangible common shareholders' equity divided by period-end tangible assets. Tangible shareholders' equity and tangible assets are non-GAAP financial measures. We believe the use of these non-GAAP financial measures provides additional clarity in assessing the results of the Corporation. Other companies may define or calculate non-GAAP financial measures differently. See Reconciliations to GAAP Financial Measures on pages 22-24.

n/a = not applicable
n/m = not meaningful

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Quarterly Results by Business Segment
(Dollars in millions)
	Third Quarter 2014
	Consumer & Business Banking	Consumer Real Estate Services	GWIM	Global Banking	Global Markets	All Other
Total revenue, net of interest expense (FTE basis) (1)	$7,511	$1,093	$4,666	$4,093	$4,136	$(65)
Provision for credit losses	617	286	(15)	(32)	45	(265)
Noninterest expense	3,979	7,275	3,403	1,904	2,936	245
Net income (loss)	1,856	(5,184)	813	1,414	769	500
Return on average allocated capital (2)	24.97%	n/m	26.98%	18.09%	9.00%	n/m
Balance Sheet
Average
Total loans and leases	$160,879	$87,971	$121,002	$267,047	$62,939	$199,403
Total deposits	545,116	n/m	239,352	265,721	n/m	29,268
Allocated capital (2)	29,500	23,000	12,000	31,000	34,000	n/m
Period end
Total loans and leases	$161,345	$87,962	$122,395	$268,612	$62,645	$188,356
Total deposits	546,791	n/m	238,710	255,177	n/m	25,109

	Second Quarter 2014
	Consumer & Business Banking	Consumer Real Estate Services	GWIM	Global Banking	Global Markets	All Other
Total revenue, net of interest expense (FTE basis) (1)	$7,371	$1,390	$4,589	$4,179	$4,583	$(152)
Provision for credit losses	534	(20)	(8)	132	19	(246)
Noninterest expense	3,984	5,895	3,445	1,900	2,863	454
Net income (loss)	1,797	(2,798)	726	1,352	1,100	114
Return on average allocated capital (2)	24.45%	n/m	24.37%	17.51%	13.01%	n/m
Balance Sheet
Average
Total loans and leases	$160,240	$88,257	$118,512	$271,417	$63,579	$210,575
Total deposits	543,567	n/m	240,042	258,937	n/m	35,851
Allocated capital (2)	29,500	23,000	12,000	31,000	34,000	n/m
Period end
Total loans and leases	$161,142	$88,156	$120,187	$270,683	$66,260	$205,471
Total deposits	545,530	n/m	237,046	270,268	n/m	32,000

	Third Quarter 2013
	Consumer & Business Banking	Consumer Real Estate Services	GWIM	Global Banking	Global Markets	All Other
Total revenue, net of interest expense (FTE basis) (1)	$7,524	$1,577	$4,390	$4,008	$3,219	$1,025
Provision for credit losses	761	(308)	23	322	47	(549)
Noninterest expense	3,967	3,403	3,247	1,923	2,881	968
Net income (loss)	1,787	(990)	720	1,137	(875)	718
Return on average allocated capital (2)	23.67%	n/m	28.71%	19.63%	n/m	n/m
Balance Sheet
Average
Total loans and leases	$165,719	$88,406	$112,752	$260,085	$64,491	$232,525
Total deposits	522,009	n/m	239,663	239,189	n/m	35,419
Allocated capital (2)	30,000	24,000	10,000	23,000	30,000	n/m
Period end
Total loans and leases	$167,257	$87,586	$114,175	$267,165	$68,662	$229,547
Total deposits	526,836	n/m	241,553	262,502	n/m	30,909

(1)
Fully taxable-equivalent basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.

(2) Return on average allocated capital is calculated as net income, adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average allocated capital. Allocated capital and the related return are non-GAAP financial measures. The Corporation believes the use of these non-GAAP financial measures provides additional clarity in assessing the results of the segments. Other companies may define or calculate these measures differently. (See Exhibit A: Non-GAAP Reconciliations - Reconciliations to GAAP Financial Measures on pages 22-24.)

n/m = not meaningful

Certain prior period amounts have been reclassified among the segments to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Year-to-Date Results by Business Segment
(Dollars in millions)
	Nine Months Ended September 30, 2014
	Consumer & Business Banking	Consumer Real Estate Services	GWIM	Global Banking	Global Markets	All Other
Total revenue, net of interest expense (FTE basis) (1)	$22,320	$3,675	$13,802	$12,541	$13,731	$92
Provision for credit losses	1,963	291	—	365	83	(646)
Noninterest expense	11,912	21,290	10,207	5,832	8,875	2,405
Net income (loss)	5,327	(13,003)	2,268	4,002	3,178	411
Return on average allocated capital (2)	24.16%	n/m	25.37%	17.27%	12.52%	n/m
Balance Sheet
Average
Total loans and leases	$161,055	$88,378	$118,505	$269,963	$63,402	$209,057
Total deposits	541,119	n/m	240,716	260,398	n/m	33,147
Allocated capital (2)	29,500	23,000	12,000	31,000	34,000	n/m
Period end
Total loans and leases	$161,345	$87,962	$122,395	$268,612	$62,645	$188,356
Total deposits	546,791	n/m	238,710	255,177	n/m	25,109

	Nine Months Ended September 30, 2013
	Consumer & Business Banking	Consumer Real Estate Services	GWIM	Global Banking	Global Markets	All Other
Total revenue, net of interest expense (FTE basis) (1)	$22,369	$6,003	$13,310	$12,176	$12,192	$2,050
Provision for credit losses	2,680	318	30	634	36	(478)
Noninterest expense	12,287	12,161	9,770	5,608	8,724	3,357
Net income (loss)	4,638	(4,058)	2,199	3,718	1,199	296
Return on average allocated capital (2)	20.70%	n/m	29.57%	21.62%	5.37%	n/m
Balance Sheet
Average
Total loans and leases	$165,052	$90,478	$109,499	$253,335	$57,886	$238,638
Total deposits	515,655	n/m	242,757	229,206	n/m	35,063
Allocated capital (2)	30,000	24,000	10,000	23,000	30,000	n/m
Period end
Total loans and leases	$167,257	$87,586	$114,175	$267,165	$68,662	$229,547
Total deposits	526,836	n/m	241,553	262,502	n/m	30,909

(1)
Fully taxable-equivalent basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.

(2) Return on average allocated capital is calculated as net income, adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average allocated capital. Allocated capital and the related return are non-GAAP financial measures. The Corporation believes the use of these non-GAAP financial measures provides additional clarity in assessing the results of the segments. Other companies may define or calculate these measures differently. (See Exhibit A: Non-GAAP Reconciliations - Reconciliations to GAAP Financial Measures on pages 22-24.)

n/m = not meaningful

Certain prior period amounts have been reclassified among the segments to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Supplemental Financial Data
(Dollars in millions)

Fully taxable-equivalent (FTE) basis data (1)	Nine Months Ended September 30		Third Quarter 2014	Second Quarter 2014	Third Quarter 2013
	2014	2013
Net interest income	$30,956	$32,125	$10,444	$10,226	$10,479
Total revenue, net of interest expense	66,161	68,100	21,434	21,960	21,743
Net interest yield (2)	2.27%	2.35%	2.29%	2.22%	2.33%
Efficiency ratio	91.47	76.22	92.10	84.43	75.38

Other Data			September 30 2014	June 30 2014	September 30 2013
Number of banking centers - U.S.			4,947	5,023	5,243
Number of branded ATMs - U.S.			15,675	15,976	16,201
Ending full-time equivalent employees			229,538	233,201	247,943

(1)
FTE basis is a non-GAAP financial measure. FTE basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes. See Reconciliations to GAAP Financial Measures on pages 22-24.

(2)
Beginning in 2014, interest-bearing deposits placed with the Federal Reserve and certain non-U.S. central banks are included in earning assets. Prior period yields have been reclassified to conform to current period presentation.

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Reconciliations to GAAP Financial Measures
(Dollars in millions)

The Corporation evaluates its business based on a fully taxable-equivalent basis, a non-GAAP financial measure. The Corporation believes managing the business with net interest income on a fully taxable-equivalent basis provides a more accurate picture of the interest margin for comparative purposes. Total revenue, net of interest expense, includes net interest income on a fully taxable-equivalent basis and noninterest income. The Corporation views related ratios and analyses (i.e., efficiency ratios and net interest yield) on a fully taxable-equivalent basis. To derive the fully taxable-equivalent basis, net interest income is adjusted to reflect tax-exempt income on an equivalent before-tax basis with a corresponding increase in income tax expense. For purposes of this calculation, the Corporation uses the federal statutory tax rate of 35 percent. This measure ensures comparability of net interest income arising from taxable and tax-exempt sources. The efficiency ratio measures the costs expended to generate a dollar of revenue, and net interest yield measures the basis points the Corporation earns over the cost of funds.

The Corporation also evaluates its business based on the following ratios that utilize tangible equity, a non-GAAP financial measure. Tangible equity represents an adjusted shareholders' equity or common shareholders' equity amount which has been reduced by goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Return on average tangible common shareholders' equity measures the Corporation's earnings contribution as a percentage of adjusted average common shareholders' equity. The tangible common equity ratio represents adjusted ending common shareholders' equity divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Return on average tangible shareholders' equity measures the Corporation's earnings contribution as a percentage of adjusted average total shareholders' equity. The tangible equity ratio represents adjusted ending shareholders' equity divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Tangible book value per common share represents adjusted ending common shareholders' equity divided by ending common shares outstanding. These measures are used to evaluate the Corporation's use of equity. In addition, profitability, relationship and investment models all use return on average tangible shareholders' equity as key measures to support our overall growth goals.

In addition, the Corporation evaluates its business segment results based on measures that utilize average allocated capital. The Corporation allocates capital to its business segments using a methodology that considers the effect of regulatory capital requirements in addition to internal risk-based capital models. The Corporation's internal risk-based capital models use a risk-adjusted methodology incorporating each segment's credit, market, interest rate, business and operational risk components. Return on average allocated capital is calculated as net income, adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average allocated capital. Allocated capital and the related return both represent non-GAAP financial measures. Allocated capital is reviewed periodically and refinements are made based on multiple considerations that include, but are not limited to, business segment exposures and risk profile, regulatory constraints and strategic plans. As part of this process, in the first quarter of 2014, the Corporation adjusted the amount of capital being allocated to its business segments. This change resulted in a reduction of the unallocated capital, which is reflected in All Other, and an aggregate increase to the amount of capital being allocated to the business segments. Prior periods were not restated.

See the tables below and on pages 23-24 for reconciliations of these non-GAAP financial measures to financial measures defined by GAAP for the nine months ended September 30, 2014 and 2013, and the three months ended September 30, 2014, June 30, 2014 and September 30, 2013. The Corporation believes the use of these non-GAAP financial measures provides additional clarity in assessing the results of the Corporation. Other companies may define or calculate supplemental financial data differently.

	Nine Months Ended September 30		Third Quarter 2014	Second Quarter 2014	Third Quarter 2013
	2014	2013
Reconciliation of net interest income to net interest income on a fully taxable-equivalent basis

Net interest income	$30,317	$31,479	$10,219	$10,013	$10,266
Fully taxable-equivalent adjustment	639	646	225	213	213
Net interest income on a fully taxable-equivalent basis	$30,956	$32,125	$10,444	$10,226	$10,479

Reconciliation of total revenue, net of interest expense to total revenue, net of interest expense on a fully taxable-equivalent basis

Total revenue, net of interest expense	$65,522	$67,454	$21,209	$21,747	$21,530
Fully taxable-equivalent adjustment	639	646	225	213	213
Total revenue, net of interest expense on a fully taxable-equivalent basis	$66,161	$68,100	$21,434	$21,960	$21,743

Reconciliation of income tax expense to income tax expense on a fully taxable-equivalent basis

Income tax expense	$762	$4,335	$663	$504	$2,348
Fully taxable-equivalent adjustment	639	646	225	213	213
Income tax expense on a fully taxable-equivalent basis	$1,401	$4,981	$888	$717	$2,561

Reconciliation of average common shareholders' equity to average tangible common shareholders' equity

Common shareholders' equity	$222,593	$217,922	$222,372	$222,215	$216,766
Goodwill	(69,818)	(69,926)	(69,792)	(69,822)	(69,903)
Intangible assets (excluding mortgage servicing rights)	(5,232)	(6,269)	(4,992)	(5,235)	(5,993)
Related deferred tax liabilities	2,114	2,360	2,077	2,100	2,296
Tangible common shareholders' equity	$149,657	$144,087	$149,665	$149,258	$143,166

Reconciliation of average shareholders' equity to average tangible shareholders' equity

Shareholders' equity	$236,801	$234,126	$238,038	$235,797	$230,392
Goodwill	(69,818)	(69,926)	(69,792)	(69,822)	(69,903)
Intangible assets (excluding mortgage servicing rights)	(5,232)	(6,269)	(4,992)	(5,235)	(5,993)
Related deferred tax liabilities	2,114	2,360	2,077	2,100	2,296
Tangible shareholders' equity	$163,865	$160,291	$165,331	$162,840	$156,792

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Reconciliations to GAAP Financial Measures (continued)
(Dollars in millions, except per share data; shares in thousands)
	Nine Months Ended September 30		Third Quarter 2014	Second Quarter 2014	Third Quarter 2013
	2014	2013
Reconciliation of period-end common shareholders' equity to period-end tangible common shareholders' equity

Common shareholders' equity	$221,168	$218,967	$221,168	$222,565	$218,967
Goodwill	(69,784)	(69,891)	(69,784)	(69,810)	(69,891)
Intangible assets (excluding mortgage servicing rights)	(4,849)	(5,843)	(4,849)	(5,099)	(5,843)
Related deferred tax liabilities	2,019	2,231	2,019	2,078	2,231
Tangible common shareholders' equity	$148,554	$145,464	$148,554	$149,734	$145,464

Reconciliation of period-end shareholders' equity to period-end tangible shareholders' equity

Shareholders' equity	$239,081	$232,282	$239,081	$237,411	$232,282
Goodwill	(69,784)	(69,891)	(69,784)	(69,810)	(69,891)
Intangible assets (excluding mortgage servicing rights)	(4,849)	(5,843)	(4,849)	(5,099)	(5,843)
Related deferred tax liabilities	2,019	2,231	2,019	2,078	2,231
Tangible shareholders' equity	$166,467	$158,779	$166,467	$164,580	$158,779

Reconciliation of period-end assets to period-end tangible assets

Assets	$2,123,613	$2,126,653	$2,123,613	$2,170,557	$2,126,653
Goodwill	(69,784)	(69,891)	(69,784)	(69,810)	(69,891)
Intangible assets (excluding mortgage servicing rights)	(4,849)	(5,843)	(4,849)	(5,099)	(5,843)
Related deferred tax liabilities	2,019	2,231	2,019	2,078	2,231
Tangible assets	$2,050,999	$2,053,150	$2,050,999	$2,097,726	$2,053,150

Book value per share of common stock

Common shareholders' equity	$221,168	$218,967	$221,168	$222,565	$218,967
Ending common shares issued and outstanding	10,515,894	10,683,282	10,515,894	10,515,825	10,683,282
Book value per share of common stock	$21.03	$20.50	$21.03	$21.16	$20.50

Tangible book value per share of common stock

Tangible common shareholders' equity	$148,554	$145,464	$148,554	$149,734	$145,464
Ending common shares issued and outstanding	10,515,894	10,683,282	10,515,894	10,515,825	10,683,282
Tangible book value per share of common stock	$14.13	$13.62	$14.13	$14.24	$13.62

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Reconciliations to GAAP Financial Measures (continued)
(Dollars in millions)
	Nine Months Ended September 30		Third Quarter 2014	Second Quarter 2014	Third Quarter 2013
	2014	2013
Reconciliation of return on average allocated capital (1)

Consumer & Business Banking

Reported net income	$5,327	$4,638	$1,856	$1,797	$1,787
Adjustment related to intangibles (2)	3	6	1	1	2
Adjusted net income	$5,330	$4,644	$1,857	$1,798	$1,789

Average allocated equity (3)	$61,458	$62,050	$61,441	$61,459	$62,024
Adjustment related to goodwill and a percentage of intangibles	(31,958)	(32,050)	(31,941)	(31,959)	(32,024)
Average allocated capital	$29,500	$30,000	$29,500	$29,500	$30,000

Global Wealth & Investment Management

Reported net income	$2,268	$2,199	$813	$726	$720
Adjustment related to intangibles (2)	10	13	4	3	4
Adjusted net income	$2,278	$2,212	$817	$729	$724

Average allocated equity (3)	$22,223	$20,302	$22,204	$22,222	$20,283
Adjustment related to goodwill and a percentage of intangibles	(10,223)	(10,302)	(10,204)	(10,222)	(10,283)
Average allocated capital	$12,000	$10,000	$12,000	$12,000	$10,000

Global Banking

Reported net income	$4,002	$3,718	$1,414	$1,352	$1,137
Adjustment related to intangibles (2)	1	2	1	—	1
Adjusted net income	$4,003	$3,720	$1,415	$1,352	$1,138

Average allocated equity (3)	$53,405	$45,412	$53,402	$53,405	$45,413
Adjustment related to goodwill and a percentage of intangibles	(22,405)	(22,412)	(22,402)	(22,405)	(22,413)
Average allocated capital	$31,000	$23,000	$31,000	$31,000	$23,000

Global Markets

Reported net income (loss)	$3,178	$1,199	$769	$1,100	$(875)
Adjustment related to intangibles (2)	7	6	3	2	2
Adjusted net income (loss)	$3,185	$1,205	$772	$1,102	$(873)

Average allocated equity (3)	$39,373	$35,366	$39,371	$39,373	$35,369
Adjustment related to goodwill and a percentage of intangibles	(5,373)	(5,366)	(5,371)	(5,373)	(5,369)
Average allocated capital	$34,000	$30,000	$34,000	$34,000	$30,000

(1)	There are no adjustments to reported net income (loss) or average allocated equity for Consumer Real Estate Services.

(2)	Represents cost of funds, earnings credits and certain expenses related to intangibles.

(3)	Average allocated equity is comprised of average allocated capital plus capital for the portion of goodwill and intangibles specifically assigned to the business segment.

Certain prior period amounts have been reclassified to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation.